Exhibit 4.3


            Independent Certified Public Accountants' Consent

     We have issued our report dated March 7, 1997 on the statements of condition and related bond portfolios of Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series 289 (IM-IT, IM-IT Short Intermediate, Colorado IM-IT, Indiana IM-IT, Maryland Quality and
North Carolina Quality Trusts) as of March 7, 1997 contained in the Registration Statement on Form S-6 and in the Prospectus. We consent to the use of our report in the Registration Statement and in the Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Certified Public Accountants" in Prospectus Part I.




                                    Grant Thornton LLP

Chicago, Illinois
March 7, 1997